EXHIBIT 99.1
LGI Homes, Inc. Reports Second Quarter and YTD 2014 Results
THE WOODLANDS, Texas, August 12, 2014 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2014 and the six months ended June 30, 2014. Highlights include the following:
Second Quarter 2014 Comparisons to Second Quarter 2013

•	Diluted EPS of $0.43 on Net Income of $9.0 million

•	Net Income Before Income Taxes Increased 75.6% to $13.9 million

•	Home Closings Increased 61.1% to 662 Homes

•	Home Sales Revenues Increased 76.7% to $106.4 million

•	Average Home Sales Price Increased 9.7% to $160,744

•	Active Selling Communities at Quarter-end Increased to 31 from 18

•	Total Owned and Controlled Lots Increased to 19,936

Six Months Ended June 30, 2014 Comparisons to Six Months Ended June 30, 2013

•	Diluted EPS of $0.65 on Net Income of $13.6 million

•	Net Income Before Income Taxes Increased 83.1% to $21.0 million

•	Home Closings Increased 72.7% to 1,147 Homes

•	Home Sales Revenues Increased 90.0% to $182.3 million

•	Average Home Sales Price Increased 10.0% to $158,964

Financial information for the second quarter of 2013 and the six months ended June 30, 2013 is presented on a pro forma basis and gives effect to the acquisitions of the joint venture interests in the LGI/GTIS Joint Ventures (as defined below) as if the acquisitions had occurred on January 1, 2012. Please see the Unaudited Pro Forma Statements of Operations included later in this release.

Management Comments
“2014 continues to be an outstanding year for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “During the second quarter, we continued our trend of strong results and profitability. With record-setting home closings during the second quarter and increased demand for homeownership, we maintain a favorable outlook on the remainder of the year and are raising our guidance on earnings per share.”
2014 Second Quarter Results
Home closings during the second quarter of 2014 increased 61.1% to 662 from 411 homes closed during the second quarter of 2013. Active selling communities increased 72.2% to 31 at the end of the second quarter of 2014, up from 18 at the end of the second quarter of last year.

Home sales revenues for the second quarter of 2014 increased 76.7% to $106.4 million compared to the second quarter of 2013. The increase in home sales revenues is primarily due to the increase in the number of active selling communities and homes closed as well as an increase in the average home sales price.
The average home sales price was $160,744 for the second quarter of 2014, an increase of $14,190, or 9.7%, over the second quarter of 2013. This increase was primarily due to an improved pricing environment and a shift in product mix.
Adjusted gross margin as a percentage of home sales revenues was 27.9% for the second quarter of 2014. This is an increase of 40 basis points over the previous quarter, up from 27.5% reported for the first quarter of 2014. Adjusted gross margin as a percentage of home sales revenue decreased 120 basis points as compared to the second quarter of 2013. This decrease primarily reflects the net impact of higher average home sales prices offset by increased construction costs, higher lot costs, investments in new markets, and the transition between communities within existing markets. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Net income of $9.0 million, or $0.43 per diluted share, for the second quarter of 2014 includes $0.9 million of cost of sales related to the step-up adjustment for homes acquired in the GTIS Acquisitions that were closed during the quarter.
Owned and controlled lots as of June 30, 2014 totaled 19,936 lots. This was an increase of 2,908 lots, or 17.1%, over owned and controlled lots as of March 31, 2014.

Results for the Six Months Ended June 30, 2014
Home closings for the six months ended June 30, 2014 increased 72.7% to 1,147 from 664 homes closed during the first six months of 2013.
Home sales revenues for the six months ended June 30, 2014 increased 90.0% to $182.3 million compared to the first six months of 2013. The increase in home sales revenues is primarily due to the increase in the number of active selling communities and homes closed as well as an increase in the average home sales price.
The average home sales price during the six months ended June 30, 2014 was $158,964, an increase of $14,432, or 10.0%, over the first six months of 2013. This increase was primarily due to an improved pricing environment and a shift in product mix.
Net income of $13.6 million, or $0.65 per diluted share, for the six months ended June 30, 2014, includes $2.0 million of cost of sales related to the step-up adjustment for homes acquired in the GTIS Acquisitions that were closed during the period.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is increasing its earnings per share guidance range for 2014 to $1.30 -$1.38 per share from $1.22 -$1.30 per share. This outlook assumes that general economic and mortgage availability conditions in the last six months of 2014 are similar to those in the last six months of 2013. In addition, this outlook also assumes that home sales prices, construction costs, and overall absorption rates for the remainder of 2014 are consistent with the Company’s recent experience.
Background
Prior to the completion of the Company’s initial public offering (the “IPO”), the Company’s predecessor owned a 15% equity interest in and managed the day-to-day operations of four joint venture entities (the “LGI/GTIS Joint Ventures”). Concurrent with the IPO, the Company acquired all of the equity interests in the LGI/GTIS Joint Ventures that it did not own immediately prior to the IPO (the “GTIS Acquisitions”). The historical financial statements, for the three and six months ended June 30, 2013, present the predecessor’s interests in the LGI/GTIS Joint Ventures using the equity method and the predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures. Effective November 13, 2013, the Company owns all of the equity interests in the LGI/GTIS Joint Ventures and accounts for them on a consolidated basis after such date.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 11 a.m. Eastern Time on Tuesday, August 12, 2014. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investors section of the Company’s website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 90 days. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “76209124”. This replay will be available until August 20, 2014.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design and construction of homes in Texas, Arizona, Florida, Georgia and New Mexico. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, Atlanta, Tucson and Albuquerque. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate,"

"continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Cash and cash equivalents	$42,851	$54,069
Accounts receivable	9,225	5,402
Real estate inventory	220,637	141,983
Pre-acquisition costs and deposits	13,318	3,703
Deferred taxes, net	446	288
Property and equipment, net	1,195	845
Other assets	3,829	1,992
Goodwill and intangible assets, net	12,604	12,728
Total assets	$304,105	$221,010

LIABILITIES AND EQUITY
Accounts payable	$19,352	$14,001
Accrued expenses and other liabilities	11,800	7,100
Notes payable	93,926	35,535
Total liabilities	125,078	56,636

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,763,449 issued and outstanding	208	208
Additional paid-in capital	158,078	157,056
Retained earnings	20,741	7,110
Total equity	179,027	164,374
Total liabilities and equity	$304,105	$221,010

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Home sales	$106,412	$36,519	$182,332	$57,998
Management and warranty fees	—	820	—	1,302
Total revenues	106,412	37,339	182,332	59,300
Cost of sales	78,016	26,325	134,405	42,142
Selling expenses	9,186	3,245	16,549	5,493
General and administrative	5,337	3,267	10,442	5,026
Income from unconsolidated LGI/GTIS Joint Ventures	—	(652)	—	(944)
Operating income	13,873	5,154	20,936	7,583
Interest expense, net	—	(1)	—	(6)
Other income (loss), net	31	(51)	35	22
Net income before income taxes	13,904	5,102	20,971	7,599
Income tax provision	(4,867)	(89)	(7,340)	(136)
Net income	9,037	5,013	13,631	7,463
Loss attributable to non-controlling interests	—	146	—	146
Net income attributable to owners	$9,037	$5,159	$13,631	$7,609
Basic and diluted earnings per share data:
Basic	$0.44		$0.66
Diluted	$0.43		$0.65

Weighted average number of shares of common stock:
Basic	20,763,449		20,763,449
Diluted	20,868,910		20,867,337

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.

A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions. Approximately $0.9 million of the $7.4 million fair value step-up adjustment is included in cost of sales for the three months ended June 30, 2014 related to real estate inventory at November 13, 2013 that was closed during the second quarter of 2014. As of June 30, 2014, a total of $5.5 million of the step-up adjustment has been amortized to cost of sales. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended June 30, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(In thousands)
Revenues:
Home sales	$36,519	$23,715	$—		$60,234
Management and warranty fees	820	—	(820)	(c)	—
Total revenues	37,339	23,715	(820)		60,234
Cost of sales	26,325	16,941	(61)	(c)	43,205
Selling expenses	3,245	2,050	—		5,295
General and administrative	3,267	1,211	(714)	(b)(c)	3,764
Income from unconsolidated LGI/GTIS Joint Ventures	(652)	—	652	(a)	—
Operating income	5,154	3,513	(697)		7,970
Interest expense	(1)	—	—		(1)
Other income (loss), net	(51)	37	(34)	(c)	(48)
Net income before income taxes	5,102	3,550	(731)		7,921
Income tax provision	(89)	(68)	—		(157)
Net income	5,013	3,482	(731)		7,764
Income attributable to non-controlling interests	146	—	—		146
Net income attributable to owners	$5,159	$3,482	$(731)		$7,910

(a) Eliminates our Predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b) Reflects amortization of the $0.7 million marketing related intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.1 million for the three months ended June 30, 2013.

(c) Reflects the elimination of $0.8 million of management and warranty fees our Predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. The applicable management services agreements were terminated in connection with the GTIS Acquisitions. The corresponding charges were recorded to general and administrative expense, cost of sales and other income by the LGI/GTIS Joint Ventures.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.

A step-up of approximately $7.4 million was recorded to the real estate inventory in connection with the GTIS Acquisitions. Approximately $2.0 million of the $7.4 million fair value step-up adjustment is included in cost of sales for the six months ended June 30, 2014 related to real estate inventory at November 13, 2013 that was closed during the first six months of 2014. As of June 30, 2014, a total of $5.5 million of the step-up adjustment has been amortized to cost of sales. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Six Months Ended June 30, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(In thousands)
Revenues:
Home sales	$57,998	$37,971	$—		$95,969
Management and warranty fees	1,302	—	(1,302)	(c)	—
Total revenues	59,300	37,971	(1,302)		95,969
Cost of sales	42,142	27,390	(105)	(c)	69,427
Selling expenses	5,493	3,671	—		9,164
General and administrative	5,026	2,050	(1,108)	(b)(c)	5,968
Income from unconsolidated LGI/GTIS Joint Ventures	(944)	—	944	(a)	—
Operating income	7,583	4,860	(1,033)		11,410
Interest expense	(6)	—	—		(6)
Other income, net	22	62	(34)	(c)	50
Net income before income taxes	7,599	4,922	(1,067)		11,454
Income tax provision	(136)	(96)	—		(232)
Net income	7,463	4,826	(1,067)		11,222
Income attributable to non-controlling interests	146	—	—		146
Net income attributable to owners	$7,609	$4,826	$(1,067)		$11,368

(a) Eliminates our Predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b) Reflects amortization of the $0.7 million marketing related intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.1 million for the six months ended June 30, 2013.

(c) Reflects the elimination of $1.3 million of management and warranty fees our Predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. The applicable management services agreements were terminated in connection with the GTIS Acquisitions. The corresponding charges were recorded to general and administrative expense, cost of sales and other income by the LGI/GTIS Joint Ventures.

Non-GAAP Measures
In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains the non-GAAP financial measure adjusted gross margin. The reason for the use of this measure, a reconciliation of this measure to the most directly comparable GAAP measure, and other information relating to this measure are included below.
Adjusted gross margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

			Pro Forma
	Three Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2013
Home sales revenues	$106,412	$36,519	$60,234
Cost of sales	78,016	26,325	43,205
Gross margin	28,396	10,194	17,029
Purchase accounting adjustment (a)	923	—	—
Capitalized interest charged to cost of sales	396	475	475
Adjusted gross margin	$29,715	$10,669	$17,504
Gross margin % (b)	26.7%	27.9%	28.3%
Adjusted gross margin % (b)	27.9%	29.2%	29.1%

(a)
This adjustment results from the application of purchase accounting in connection with the GTIS Acquisitions and represents the amount of the fair value step-up adjustment attributable to real estate inventory closed during the three months ended June 30, 2014.

(b)	Calculated as a percentage of home sales revenues.

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes